EXHIBIT 99.1

Tyme, Inc. Appoints Industry Veteran Robert Dickey IV as Chief Financial Officer

NEW YORK, May 20, 2015 -- Tyme, Inc. (OTC QB: TYMI), a research and development company focused on developing drug candidates for the treatment of cancer, has appointed Robert Dickey IV to serve as its Chief Financial Officer (CFO). Most recently CFO of NeoStem, Inc. Mr. Dickey is a life sciences industry veteran and former investment banker with C-level and senior leadership experience in public, private, revenue stage, development stage and start-up companies. Mr. Dickey will report to Steve Hoffman, Chief Executive Officer of Tyme, Inc.

“We are extremely pleased to welcome Rob to the Tyme executive team,” said CEO Steve Hoffman. “This is a pivotal and exciting stage in our company’s growth and Rob’s strong track record makes him an ideal fit for our organization as we implement our plans to grow and increase shareholder value.”

Mr. Dickey added, “Joining Tyme as CFO at this important stage of its operational development is very exciting. I believe Tyme has tremendous potential to become a major player in oncology and I look forward to joining this team as we grow.”

Mr. Dickey has more than 30 years of industry and financial experience. Prior to joining Tyme, he served as CFO for NeoStem, a publicly-traded, revenue stage regenerative medicine company, principally focused on therapies involving adult stem cells. He also previously served as Senior Vice President at Hemispherx Biopharma, Inc., a publicly-traded company involved in immune-modulatory therapies and Senior Vice President, Chief Financial Officer and Business Unit Manager at StemCyte, Inc., an umbilical cord stem cell therapeutics company. Other management experience includes leadership positions at Protarga, Inc., a company developing cancer therapies, and Locus Pharmaceuticals, a company involved in computational drug design.  Prior to his experience in the life sciences industry, he spent 18 years as an investment banker, 14 of those at Lehman Brothers, with a background split between M&A and capital markets transactions across a variety of industries.

Mr. Dickey holds an M.B.A from The Wharton School, University of Pennsylvania, and an A.B. from Princeton University. He currently also serves on the Board of Directors for Sanuthera, Inc., a venture-backed medical device company with an advanced stage therapy for tinnitus.

About Tyme

Tyme is a pharmaceutical company focused on discovering and developing highly targeted cancer therapeutics for a broad range of oncology indications. Tyme is the originator of what it believes to be a novel, proprietary treatment regimen consisting of a rationally-designed combination of therapeutic agents aimed at exploiting the aberrant metabolic characteristics of cancer cells as well as activating the endogenous immune response against tumors. Tyme’s approach is hypothesized to permit selective elimination of cancer cells, while simultaneously improving patients’ well-being, particularly with respect to pain severity and functional independence.

Tyme is currently developing for use in humans SM-88, a proprietary compound, which the company believes to be a first-in-class drug that harnesses the body’s own immune defenses to fight tumor cells. SM-88 is a novel combination drug that synergistically target the unique metabolic features of cancer cells, thus providing a selective method of altering the susceptibility of cancer cells to oxidative stress. Tyme has completed a proof-of-concept clinical study for SM-88 in late-stage cancer patients with relapsed or highly refractory disease and is working towards submitting an Investigational New Drug (IND) application to the U.S. Food and Drug Administration, with the goal of beginning a randomized clinical trial in multiple U.S. centers in the near future. Tyme anticipates an IND submission to the FDA in mid-2015.

For more information, visit our website: www.tymetechnologiesinc.com.

Safe Harbor Statement

This press release contains forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause the company’s actual results, performance or achievements to be materially different from any historical results and future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” of Tyme’s Current Report on Form 8-K/A filed with the US Securities and Exchange Commission on April 16, 2015 (available at www.sec.gov).

Readers can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements, and forward-looking statements within this press release include statements regarding our drug development strategies, clinical trials and plans for submitting an IND with the FDA. Forward-looking statements reflect Tyme Technologies’ current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, readers should not place undue reliance on these forward-looking statements.

Contact:	Raghuram Selvaraju, Investor Relations
investorrelations@tymeinc.com
(646) 205-1603

Media Contact:	Mike Beyer, Sam Brown, Inc.
(312) 961-2502
mikebeyer@sambrown.com